BRT APARTMENTS CORP. REPORTS THIRD QUARTER RESULTS FOR 2021

–Continues Advantageous Buy-Outs of its JV Partners –

–Capital Structure Strengthened by Leverage Reduction –

Great Neck, New York – November 8, 2021 - BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns and operates multi-family properties, today reported that for the three months ended September 30, 2021, it generated net income of $28.11 million, or $1.54 per diluted share, Funds from Operations, or FFO1, of $7,000, or less than $0.01 per diluted share, and Adjusted Funds from Operations, or AFFO, of $5.66 million, or $0.31 per diluted share.

Jeffrey A. Gould, President and Chief Executive Officer stated, “Our third quarter results reflect the strong performance of our high-quality portfolio, and the continued hard work of our team in building our platform. As we have noted in the past, our markets are benefiting from sustained demand drivers, including population and job growth, which have allowed us to produce, over the third quarter of 2020, NOI growth of 8.9% across our entire same store portfolio. Since year-end, we strengthened our capital structure by reducing leverage, and we continue to grow our wholly-owned holdings by buying-out our joint venture partners, such as the purchase of our joint venture partners’ interests in Bells Bluff. We will continue to be disciplined and judicious in our efforts to buy-out joint venture partners and acquire multi-family properties that we believe will create long-term value for our stockholders.”

Financial Results:

Net income attributable to common stockholders was $28.11 million, or $1.54 per diluted share, for the three months ended September 30, 2021, compared to a net loss of $7.48 million, or $0.44 per diluted share, for the three months ended September 30, 2020. The increase is due primarily to a $34.98 million, or $2.02 per diluted share, of gain on the previously announced sales by an unconsolidated joint venture of the properties in Ocoee, Florida and Lawrenceville, Georgia. The 2020 period includes a $3.64 million non-cash impairment charge related to a vacant Daytona, Florida land parcel.

FFO was $7,000, or less than $0.01 per diluted share, for the three months ended September 30, 2021, compared to $4.56 million, or $0.27 per diluted share, for the three months ended September 30, 2020. The change reflects BRT’s $4.58 million portion, or $0.25 per diluted share, of a $9.40 million loss on extinguishment of debt incurred by an unconsolidated joint venture in connection with the property sales that generated gains of $34.98 million, and loss on extinguishment of debt of $902,000, or $0.05 per diluted share, incurred in reducing mortgage debt in principal amount of $31.9 million at several consolidated properties.

AFFO for the three months ended September 30, 2021 was $5.66 million, or $0.31 per diluted share, compared to $4.89 million, or $0.28 per diluted share, for the three months ended September 30, 2020, reflecting reduced interest expense and, to a lesser extent, improved operating margins due to stronger rental income and occupancy, at our same store consolidated and unconsolidated properties.

Diluted per share net income, FFO and AFFO were impacted during the quarter ended September 30, 2021 by the increase of 860,732 weighted average shares of common stock outstanding from the third quarter of 2020 through the current quarter, primarily due to stock issuances pursuant to the Company’s equity awards and at-the-market equity offering programs.

1 A description and reconciliation of non-GAAP financial measures (i.e., FFO, AFFO, NOI and pro rata share) to GAAP financial measures is presented later in this release. See “Non-GAAP Financial Measures” for further information. The term “leverage” refers to the quotient obtained by dividing the sum of the Company’s mortgage debt and junior subordinated notes by the Company’s total assets.
1

Operating Results:
Rental and other revenues for the current three months increased $689,000, or 9.8%, to $7.71 million from $7.02 million for the quarter ended September 30, 2020, due to increased rental income at same store properties and the net impact of acquisitions and dispositions.

Total expenses for the three months ended September 30, 2021 decreased $3.33 million, or 25%, to $9.84 million, from $13.17 million for the three months ended September 30, 2020, due primarily to the inclusion, in the 2020 quarter, of the $3.64 million non-cash impairment charge.

Equity in loss of unconsolidated joint ventures for the current quarter increased by $2.67 million to a loss of $4.20 million compared to a loss of $1.53 million in the corresponding quarter of the prior year. The change is due primarily to our $4.58 million share of $9.40 million of mortgage debt prepayment costs related to the property sales. Rental and other revenues from unconsolidated properties for the current three months decreased $2.52 million, or 7.8%, to $29.82 million from $32.34 million for the quarter ended September 30, 2020, primarily due to the impact of dispositions offset by improved rental income at same store properties.2 Total expenses at unconsolidated multi-family properties improved $4.73 million, or 13.4%, to $30.44 million for the three months ended September 30, 2021, from $35.17 million from the corresponding 2020 quarter,3 primarily due to property dispositions. BRT’s pro rata share of such revenues for the three months ended September 30, 2021 and 2020 were $19.58 million and $20.49 million, respectively, and its pro rata share of such expenses for such period were $20.08 million and $22.47 million, respectively. Included in total expenses for the three months ended September 30, 2021 and 2020 are $14.58 million and $16.09 million of real estate operating expenses, respectively, of which BRT’s pro rata share was $9.53 million and $10.27 million, respectively.

Net operating income, or NOI, at same store properties in our entire portfolio4 increased in the current quarter by 8.9% to $12.76 million, reflecting improved operating margins. NOI in our entire portfolio increased in the current quarter by 2.9% to $14.36 million, primarily reflecting improved operating margins at same store properties.

Transaction Activity During the Third Quarter:

As previously announced, BRT closed on the purchase of the remaining 41.9% interest in the joint venture that owns Bells Bluff, a 402-unit multi-family property located in West Nashville, TN. The purchase price for such interest was approximately $27.9 million and Bells Bluff is now wholly-owned by BRT. In connection with the closing, BRT obtained a 20-year fixed rate (i.e., 3.48% and interest only for ten years), mortgage in the principal amount of $52.0 million.

In July 2021, BRT completed the previously announced sales of Parc at 980, located in Lawrenceville, Georgia and The Avenue Apartments, located in Ocoee, Florida. BRT had a 50% interest in the unconsolidated joint venture that owned these properties. In connection with these sales, mortgage debt in principal amount of $107.5 million with a weighted average interest rate of 3.94% and a weighted average remaining term to maturity of 6.34 years was paid off. BRT, without giving effect to its $4.58 million share of a loss on extinguishment of debt, recognized its $34.98 million share of the gain on these sales. These properties produced an internal rate of return, or IRR, of 24.9% over the three years they were owned.

During the third quarter, BRT reduced the mortgage debt on its wholly-owned properties by $31.9 million. Such mortgage debt was scheduled to mature in the first quarter of 2022 and bore a weighted average interest rate of 4.53%. BRT also reduced its mortgage debt at its unconsolidated subsidiaries by $107 million in connection with the sales of Parc at 980 and The Avenue Apartments. The mortgages on such properties were scheduled to mature in 2028 and bore a weighted average interest rate of 3.94%.

Subsequent Events

On October 1, 2021, BRT purchased, for $1.6 million, the remaining 10% interest owned by its joint venture partners in the venture that owns Crestmont at Thornblade, a 266-unit multi-family property in Greenville, SC.

On November 4, 2021, BRT completed the previously announced sale of its interests in two underperforming properties located in St. Louis, MO. In the quarter ended June 30, 2021, BRT recorded a $520,000 impairment charge with respect to this transaction and BRT anticipates that, in the quarter ending December 31, 2021, it will report a $385,000 gain from this sale.

2 Although these are items of income and expense at unconsolidated joint venture properties, these are presented on a 100% basis-not on a pro rata basis.
Same store properties refer to properties owned for the entirety of the periods discussed.
3 See footnote 2 above.
4 That is, 100% of BRT’s wholly-owned subsidiaries and its pro rata share of its unconsolidated subsidiaries.
2

Balance Sheet:

At September 30, 2021, BRT had $29.60 million of cash and cash equivalents, total assets of $398.05 million, total debt of $171.29 million, and BRT total stockholders’ equity of $206.27 million. At September 30, 2021, BRT’s available liquidity was approximately $52.16 million, comprised of $29.60 million of cash and cash equivalents, $7.56 million of restricted cash, and up to $15.0 million available under its credit facility. In addition, at September 30, 2021, BRT’s unconsolidated subsidiaries had an aggregate of $13.33 million of cash and cash equivalents for use in the operations of the applicable subsidiaries.

At November 1, 2021, BRT’s available liquidity was approximately $45.41 million, including $22.90 million of cash and cash equivalents, $7.51 million of restricted cash for property improvements and up to $15.0 million available under its credit facility. In addition, BRT’s unconsolidated subsidiaries have cash and cash equivalents for use in the operation of the applicable subsidiaries.

Conference Call and Webcast Information:

The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Tuesday, November 9, 2021. Jeffrey A. Gould, Chief Executive Officer will host the call. To participate in the conference call, callers from the United States and Canada should dial 1-877-407-9208, and international callers should dial 1-201-493-6784, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab at https://brtapartments.com/investor-relations.

A replay of the conference call will be available after 11:30 a.m. ET on Tuesday, November 9, 2021 through 11:59 p.m. ET on Tuesday, November 23, 2021. To access the replay, listeners may use 1-844-512-2921 domestic) or 1-412-317-6671 (international). The passcode for the replay is 10016915.

Supplemental Financial Information:

In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in loss of unconsolidated joint ventures, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, and (3) gain on insurance recoveries related to casualty loss. BRT defines "Same Store NOI" as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up. References to same store NOI with respect to BRT's portfolio refers to 100% of the accounts and results of operations of BRT's wholly owned subsidiaries and its pro rata (as described below) share of the results of operations and accounts of its same store unconsolidated subsidiaries.

The pro rata share reflects BRT’s percentage equity interest in the applicable subsidiary. Because it represents BRT’s equity ownership in its unconsolidated subsidiaries, BRT uses pro rata share to help provide a better understanding of
3

the operations of its unconsolidated joint ventures. However, the use of pro rata information has limitations. Among other things, as a result of the allocation/ distribution provisions of the agreements governing the unconsolidated joint ventures, BRT’s share of the gain/loss with respect to such venture may be different than (and generally less than that) implied by its percentage equity interest therein. Further, the use of pro rata share is not representative of our operations and accounts as presented in accordance with GAAP.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. Further, because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Cautionary Statement Regarding Forward Looking Information”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020, as amended, and in the other reports filed by the Company with the SEC thereafter, for a discussion of the factors that could cause BRT’s actual results, performance or achievements to differ from its expectations.

Additional Information:

BRT is a real estate investment trust that owns and operates multi-family properties. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2021 and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTapartments.com

4

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Real estate properties, net of accumulated depreciation	$224,620	$160,192
Investments in unconsolidated joint ventures	128,478	169,474
Cash and cash equivalents	29,598	19,885
Restricted cash	7,560	8,800
Other assets	7,792	7,390
Total assets	$398,048	$365,741

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$134,193	$130,434
Junior subordinated notes, net of deferred costs	37,098	37,083
Accounts payable and accrued liabilities	20,464	20,536
Total Liabilities	191,755	188,053

Total BRT Apartments Corp. stockholders’ equity	206,272	177,772
Non-controlling interests	21	(84)
Total Equity	206,293	177,688
Total Liabilities and Equity	$398,048	$365,741

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2021	2020
Revenues:
Rental and other revenues from real estate properties	$7,709	$7,020
Other income	5	293
Total revenues	7,714	7,313

Expenses:
Real estate operating expenses	3,404	3,289
Interest expense	1,535	1,731
General and administrative	3,114	2,730
Impairment charge	—	3,642
Depreciation	1,787	1,777
Total expenses	9,840	13,169
Total revenue less total expenses	(2,126)	(5,856)
Equity in loss of unconsolidated joint ventures	(4,196)	(1,529)
Equity in earnings from sale of unconsolidated joint ventures properties	34,982	—
Gain on sale of real estate	414	—
Loss on extinguishment of debt	(902)	—
Income (loss) from continuing operations	28,172	(7,385)
Income tax provision	31	65
Net income (loss) from continuing operations, net of taxes	28,141	(7,450)
Net income attributable to non-controlling interests	(35)	(34)
Net income (loss) attributable to common stockholders	$28,106	$(7,484)

Per share amounts attributable to common stockholders:
Basic	$1.55	$(0.44)

Funds from operations - Note 1	$7	$4,555
Funds from operations per common share - diluted - Note 2	$—	$0.27

Adjusted funds from operations - Note 1	$5,655	$4,894
Adjusted funds from operations per common share - diluted -Note 2	$0.31	$0.28

Weighted average number of shares of common stock outstanding:
Basic	17,261,520	17,176,401
Diluted	17,292,988	17,176,401

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2021	2020
Note 1:
Funds from operations is summarized in the following table:
GAAP Net income (loss) attributable to common stockholders	$28,106	$(7,484)
Add: depreciation of properties	1,787	1,777
Add: our share of depreciation in unconsolidated joint ventures	5,514	6,624
Add: Impairment charge	—	3,642
Deduct: our share of equity in earnings from sale of unconsolidated joint venture	(34,982)	—
Deduct: gain on sale of real estate and partnership interest	(414)	—
Adjustments for non-controlling interests	(4)	(4)
NAREIT Funds from operations attributable to common stockholders	7	4,555

Adjustments for: straight-line rent accruals	(10)	(10)
Add: loss on extinguishment of debt	902	—
Add: our share of loss on extinguishment of debt from unconsolidated joint ventures	4,581	—
Add: amortization of restricted stock and restricted stock units	843	461
Add: amortization of deferred borrowing costs	62	80
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	148	156
Less: our share of gain on insurance proceeds from unconsolidated joint venture	(880)	(350)
Adjustments for non-controlling interests	2	$2
Adjusted funds from operations attributable to common stockholders	$5,655	$4,894

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2021	2020
Note 2:
Net income (loss) attributable to common stockholders	$1.54	$(0.44)
Add: depreciation of properties	0.10	0.11
Add: our share of depreciation in unconsolidated joint ventures	0.30	0.39
Add: Impairment charge	—	0.21
Deduct: our share of equity in earnings from sale of unconsolidated joint venture	(1.92)	—
Deduct: gain on sale of real estate	(0.02)	—
Adjustment for non-controlling interests	—	—
NAREIT Funds from operations per diluted common share	—	0.27

Adjustments for: straight line rent accruals	—	—
Add: loss on extinguishment of debt	0.05	—
Add: our share of loss on extinguishment of debt from unconsolidated joint ventures	0.25	—
Add: amortization of restricted stock and restricted stock units	0.05	0.02
Add: amortization of deferred borrowing costs	—	—
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	0.01	0.01
Less: our share of gain on insurance proceeds from unconsolidated joint venture	(0.05)	(0.02)
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per diluted common share	$0.31	$0.28

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

The following tables provides a reconciliation of NOI to net income attributable to common stockholders as computed in accordance with GAAP for the periods presented:

Consolidated	Three Months Ended September 30,
	2021	2020
GAAP Net income (loss) attributable to common stockholders	$28,106	$(7,484)
Less: Other Income	(5)	(293)
Add: Interest expense	1,535	1,731
General and administrative	3,114	2,730
Impairment charge	—	3,642
Depreciation	1,787	1,777
Provision for taxes	31	65
Less: Gain on sale of real estate	(414)	—
Equity in earnings from sale of unconsolidated joint venture properties	(34,982)	—
Add: Loss on extinguishment of debt	902	—
Equity in loss of unconsolidated joint venture properties	4,196	1,529
Add: Net income attributable to non-controlling interests	35	34
Net Operating Income	$4,305	$3,731

Less: Non-same store Net Operating Income	$(845)	$(476)
Same store Net Operating Income	$3,460	$3,255

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI AT UNCONSOLIDATED SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

The following tables provides a reconciliation of NOI to equity in loss of unconsolidated joint ventures as computed in accordance with GAAP for the periods presented for BRT's pro rata share of NOI at its unconsolidated subsidiaries. Also presented is the combined same store NOI for Consolidated and Unconsolidated subsidiaries:

Unconsolidated	Three Months Ended September 30,
	2021		2020
BRT's equity in earnings from sale of unconsolidated joint venture properties and equity in loss of joint ventures	$30,786		$(1,529)
Add: Interest expense	5,037		5,571
Depreciation	5,514		6,623
Less: Gain on insurance recoveries	(880)		(350)
Gain on sale of real estate	(34,982)		—
Equity in earnings of joint ventures	(7)		(97)
Add: Loss on extinguishment of debt	4,581	—	—
Net Operating Income	$10,049		$10,218

Less: Non-same store Net Operating Income	$(749)		$(1,753)
Same store Net Operating Income	$9,300		$8,465

Consolidated same store Net Operating Income	$3,460		$3,255
Unconsolidated same store Net Operating Income	9,300		8,465
Combined same store Net Operating Income	$12,760		$11,720

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

The condensed income statements below present, for the periods indicated, a reconciliation of the information that appears in note 8 of BRT's Quarterly report on Form 10-Q to BRT's pro rata share of the operations of its unconsolidated subsidiaries:

	Three Months Ended September 30, 2021
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$29,818	$10,237	$19,581
Total revenues	29,818	10,237	19,581

Expenses:
Real estate operating expenses	14,587	5,055	9,532
Interest expense	7,568	2,531	5,037
Depreciation	8,288	2,774	5,514
Total expenses	30,443	10,360	20,083
Total revenues less total expenses	(625)	(123)	(502)
Other equity earnings	7	—	7
Gain on sale of real estate	83,984	49,002	34,982	(1)
Gain on insurance recoveries	1,246	366	880
Loss on extinguishment of debt	(9,401)	(4,820)	(4,581)	(1)
Net loss (income)	$75,211	$44,425	$30,786	(1)

	Three Months Ended September 30, 2020
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$32,341	$11,852	$20,489
Total revenues	$32,341	$11,852	$20,489

Expenses:
Real estate operating expenses	16,092	5,821	10,271
Interest expense	8,663	3,092	5,571
Depreciation	10,411	3,788	6,623
Total expenses	35,166	12,701	22,465
Total revenues less total expenses	(2,825)	(849)	(1,976)
Other equity earnings	97	—	97
Gain on insurance recoveries	427	77	350
Net loss	$(2,301)	$(772)	$(1,529)	(1)
________________
(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.